Exhibit (k)(2)

                          SUBSCRIPTION AGENT AGREEMENT

          This Subscription Agent Agreement (the "Agreement") is made as of October ___, 2003 between Ellsworth Convertible Growth and Income Fund, Inc. (the "Fund") and American Stock Transfer & Trust Company, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form N-2 (File No. 333-108694) filed by the Fund with the Securities and Exchange Commission on October ___, 2003, as amended by any amendment filed with respect thereto (the "Registration Statement").

          WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Fund (the "Subscription Certificates") to stockholders of record (the "Record Date Stockholders") of its common stock, par value $0.01 per share ("Common Stock"), as of a record date specified by the Fund (the "Record Date"), pursuant to which each Stockholder will have certain rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been, or, upon availability will promptly be, delivered to the Agent; and

          WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

          1. Appointment. The Fund hereby appoints the Agent to act as subscriptionagent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth inthis Agreement and the Agent hereby accepts such appointment.

          2.   Form and Execution of Subscription Certificates.

               (a) Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall, in its capacity as Transfer Agent of the Fund, maintain a register of Subscription Certificates and the Record Date Stockholders. Each Subscription Certificate shall, subject to the provisions thereof, entitle the Stockholder in whose name it is recorded to the following:

                    (1) With respect to Record Date Stockholders only, the right to acquire during the Subscription Period, as defined in the Prospectus, at the Subscription Price, as defined in the Prospectus, a number of shares of Common Stock equal to one share of Common Stock for every six Rights held (the "Primary Subscription Right"); and

                    (2) With respect to Record Date Stockholders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Stockholders who exercise

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Over-Subscription Rights on the basis specified in the
Prospectus; provided, however, that such Record Date Stockholder has exercised all Primary Subscription Rights issued to him or her (the "Over-Subscription Privilege"). Fractional Shares will not be issued upon the exercise of Rights.

          3.   Rights and Issuance of Subscription Certificates.

               (a) Each Subscription Certificate shall evidence the Rights of the Stockholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

               (b) Upon the written advice of the Fund, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Fund's Record Date Stockholders to be prepared by the Agent in its capacity as Transfer Agent of the Fund, prepare and record Subscription Certificates in the names of the Record Date Stockholders, setting forth the number of Rights to subscribe for the Fund's Common Stock calculated on the basis of one Right for each share of Common Stock recorded on the books in the name of each such Stockholder as of the Record Date. The number of Rights that are issued to a Record Date Stockholder acting as a nominee for the benefit of the underlying beneficial owners ("Nominee") will be adjusted to permit rounding up the Rights to be issued to each of the beneficial owners for whom the Record Date Stockholder is the holder of record (such rounding will be to the nearest number of full Rights evenly divisible by six per beneficial owner). In the case of a Record Date Stockholder not acting as a Nominee, the number of Rights that are issued to such Record Date Stockholder will be rounded up by the Agent, to the nearest number of full Rights evenly divisible by six. Fractional Rights will not be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Fund deems necessary or appropriate, to all Record Date Stockholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Record Date Stockholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Fund deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Record Date Stockholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.

               (c) The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Fund deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Stockholders whose record addresses are outside the United States ("Foreign Record Date Stockholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Stockholders' accounts until instructions are received to exercise the Rights.

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          4.   Exercise.

               (a) Record Date Stockholders may acquire shares of Common Stock on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Stockholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated Subscription Price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, including shares of Common Stock subscribed for in an exercise of the Over-Subscription Privilege, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Agent.

               (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. Eastern time on the Expiration Date. For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received by the Agent.

               (c) Notwithstanding the provisions of Section 4(a) and 4(b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. Eastern time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a New York Stock Exchange member firm, bank, a trust company or other financial institution guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three Business Days (as defined below) after the Expiration Date and full payment for their Common Stock within ten Business Days after the Confirmation Date (as defined in Section 4(d)). For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

               (d) The Fund will determine the Subscription Price by taking the lesser of 95% of (A) the net asset value per share of the Fund's Common Stock on November 20, 2003, (the "Pricing Date") or (B) the average of the volume-weighted average sales prices of a share on the American Stock Exchange on the Pricing Date and the four preceding trading days. By November __, 2003 (the "Confirmation Date"), the Agent shall send to each exercising Stockholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any additional amount payable to the Fund by such Stockholder or any excess to be refunded by the Fund to such Stockholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription
Privilege.

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               (e)  Any additional payment required from a Stockholder must be received by the Agent within ten Business Days after the Confirmation Date and any excess payment to be refunded by the Fund to a Stockholder will be mailed by the Agent within ten Business Days after the Confirmation Date. If a Stockholder does not make timely payment of any additional amounts due in accordance with Section 4(d), the Agent will consult with the Fund in accordance with Section 5 as to the appropriate action to be taken. The Agent will not issue or deliver certificates for shares subscribed for until payment in full has been received, including collection of checks and payment pursuant to a Notice of Guaranteed Delivery.

          5. Validity of Subscriptions. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with his or her instructions.
Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

          6. Over-Subscription. If, after allocation of shares of Common Stock to Record Date Stockholders, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to Record Date Stockholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Stockholders exercising Over-Subscription Privilege based on the number of shares of Common Stock owned by them on the Record Date. The percentage of Remaining Shares each over-subscribing Record Date Stockholder may acquire will be rounded down to result in delivery of whole shares of Common Stock. The Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

          7. Delivery of Certificates. The Agent will deliver (i) certificates representing those shares of Common Stock purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared, and (ii) certificates representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

          8.   Holding Proceeds of Rights Offering.

               (a) All proceeds received by the Agent from Record Date Stockholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Fund, in a segregated, interest-bearing account (the "Account"). Such interest shall accrue to the Fund pending disbursement in the manner described in Section 4(e) above.

               (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights to the Fund as promptly as practicable, but in no event later than fifteen Business Days after the Confirmation Date. Proceeds held in respect of Excess Payments (including interest and earned thereon) shall belong to the Fund.

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          9.   Reports.  Daily, during the period commencing on October ___,
2003, until termination of the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an Officer of the Fund, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Fund and the Agent.

          10. Loss or Mutilation. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

          11. Compensation for Services. The Fund agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent, dated October __, 2003, and attached hereto as Exhibit A. The Fund further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties.

          12. Instructions and Indemnification. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

               (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Fund, in conformity with the provisions of this Agreement. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Fund which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine.

               (b) The Fund will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Agent or such nominees.

               (c) The Agent shall be responsible for and shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Agent's negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement.

          13. Changes in Subscription Certificate. The Agent may, without the consent or concurrence of the Record Date Stockholders in whose names Subscription Certificates are

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registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate or Prospectus except insofar as any such change may confer additional rights upon the Record Date Stockholders.

          14.  Assignment, Delegation; No Third Party Beneficiaries.

               (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

               (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

          15. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of New York.

          16. No Joint Venture. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

          17. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorism, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

          18. Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

          19. Severability. If any provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

          20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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          21.  Captions.  The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

          22. Confidentiality. The Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          23. Term. This Agreement shall remain in effect until terminated on __________, 2003 (the "Termination Date") or prior to the Termination Date, upon 30 days' written notice has been provided by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

          24. Notices. Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Fund required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows:
          If to the Fund, to:

               Ellsworth Convertible Growth and Income Fund, Inc.
               65 Madison Avenue, Suite 550
               Morristown, NJ  07960
               Attention:  Gary I. Levine
               Telephone:  (973) 631-1177
               Telecopy:  (973) 631-9893

          If to the Agent, to:

               American Stock Transfer & Trust Company
               59 Maiden Lane
               New York, NY   10038
               Attention:  George Karfunkel
               Telephone:  (718) 921-8200
               Telecopy:  (718) 236-4588


          25. Survival. The provisions of Paragraphs 12, 15, 17-19, 22, 24 - 26 shall survive any termination, for any reason, of this Agreement.

          26. Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

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          IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.


AMERICAN STOCK TRANSFER            ELLSWORTH CONVERTIBLE GROWTH
   & TRUST COMPANY                    AND INCOME FUND, INC.


Signature                          Signature


Title                                                      Title


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                            Exhibit A



$25,000

                               A-1